UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SERVICENOW, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL MATERIALS
RELATING TO THE PROXY STATEMENT
FOR THE ANNUAL SHAREHOLDERS MEETING

To Be Held On June 1, 2023

Dear ServiceNow Shareholders:

At our upcoming Annual Shareholders Meeting on June 1, 2023, you are being asked to vote to re-elect our directors to serve until the next annual meeting (proposal 1) and to approve, on an advisory basis, the Company’s named executive officer (“NEO”) compensation (proposal 2). We are providing further context and detail regarding certain aspects of our 2022 compensation decisions and program design and ongoing considerations with respect to our 2021 Performance Stock Option awards (“PSO Awards”) that we hope you will consider before voting your shares. We recommend that shareholders vote “FOR” proposal 2 and “FOR” the election of all directors.

We Understand Shareholders’ Concerns Regarding The 2021 PSO Awards. In response to those concerns, we made a commitment – included on page 56 of our proxy statement – not to issue additional one-time awards to any NEO while they hold an outstanding PSO Award. We want to clarify and emphasize that this commitment is comprehensive, applying to large, one-time equity awards of any variety, not simply performance options.

We Are Firmly Committed To Continued Dialogue With Shareholders And Responsiveness To Feedback Regarding Our PSO Awards. In our conversations with you over the past several months, we heard that while shareholders broadly supported the overall design of the PSO Awards, some shareholders believed the size of the awards was simply too large. We strongly value shareholders’ viewpoints regarding these awards, and for this reason we continue to re-examine the program to determine the best path forward to achieve our retention and motivational objectives while being respectful of shareholders’ interests. With the continued market volatility in early 2023 top of mind, combined with the continued intensely aggressive efforts and highly competitive offers from other companies in recruiting our top talent, we are proceeding prudently to ensure that any approach we may take is measured, thoroughly informed by shareholders’ viewpoints and well-considered. To be clear, we want to assure our shareholders that potential modification of the PSOs would be the subject of targeted outreach with you. In these conversations, we intend to more granularly understand your views and take those views under careful advisement.

Our CEO’s 2022 Reported Annual Compensation Is Impacted By A Non-Recurring One-Time Contractually Owed Payment. As discussed on page 85 of our proxy statement, our CEO’s 2022 total compensation includes a $7.8M payment per our agreement (entered into at his time of hire) to make him whole for forfeited compensation from his previous employer. Without this make-whole payment, our CEO’s regular total annual compensation would have been $30.7M, rather than the $38.5M amount we were required to report in our proxy statement.

The Adjustment To Our Performance Goals During 2022 Was Made After Extensive Deliberation And Resulted In Only A Marginal Increase In The Payout Of Our Short-Term Incentive Awards. Specifically, based on our original pre-adjusted plan, NEOs’ 2022 short term incentive awards would have paid out at 82.4% of target, instead of 90.2% of target. In addition, the impact on the final payout of our 2022 long-term incentive program was also only a marginal increase. The unmodified payout would have been 75.1% of target, versus the post-modified payout of 86.2%. In each case, executives would have earned payments under the awards; no adjustment resulted in making an award that would otherwise have paid out at $0. Details on the Committee’s rationale for making this adjustment are provided on pages 61 and 64 of our proxy statement.

We Continually Evolve Our Overall Program Structure Consistent With Shareholders’ Feedback. We appreciate shareholders’ historically strong support of our compensation program as a whole and appreciate your expression of this support during our extensive shareholder engagement following our FY22 Annual Meeting. During this outreach, investors who are most familiar with our business strongly encouraged us to maintain the existing design of our program. In particular, these investors agreed that using a one-year performance period for our net new annual contract value (“NNACV”) and free cash flow margin long-term incentive metrics enables more aggressive goal-setting and recognized that NNACV uniquely drives our business outcomes on both an annual and long-term basis. However, we believe there is always room for continued improvement, and will continue to include program structure as a key topic for discussion with you going forward.

Our Board encourages you to vote FOR the advisory approval of the compensation of the Company’s named executive officers and FOR the election of directors as disclosed in the Proxy Statement. We hope this letter demonstrates the depth of our commitment to designing an executive compensation program that aligns with shareholder interests, and we look forward to our ongoing dialogue as we continue to drive long-term success for ServiceNow and our shareholders. We thank you for your consideration and continued support.

Sincerely,

Jeff Miller
Lead Independent Director
Chair, Leadership Development and Compensation Committee